Exhibit 99.1

FOR IMMEDIATE RELEASE

Comverge Subsidiary Announces Award of $67 million Demand Side
Management Contract with Con Edison

East Hanover, NJ: February 25, 2008 - Comverge, Inc. (Nasdaq: COMV), a leading clean capacity provider through demand response and energy efficiency, announced today that its subsidiary, Public Energy Solutions, has been awarded a demand side management energy efficiency contract with Con Edison aimed at reducing base load energy requirements of commercial customers of Con Edison in Lower Manhattan.

A limited program build out will begin in the third quarter of 2008 followed by a full scale roll out of the program in 2009 through 2012. If the contract is performed as contemplated, Comverge is expected to recognize revenues of approximately $67 million over the installation and build out phase as customers sign up and equipment is installed. Public Energy Solutions, a Comverge company, is responsible for customer solicitation, assessment of energy reduction potential, and equipment and its installation.

"Comverge has extensive experience implementing demand side management programs for utility energy efficiency and demand response initiatives. This multi-year program illustrates the 'win-win' relationship between Comverge and its utility customers to achieve results by working together," said Robert M. Chiste, President, Chairman and CEO of Comverge. Chiste continued, "Comverge is fully committed to clean energy solutions utilizing energy efficiency and demand response. Our acquisition of Public Energy Solutions in September 2007 was designed to complement our demand response solutions with a comprehensive energy efficiency solution that meets the needs of our utility customers."

Con Edison is a subsidiary of Consolidated Edison, Inc. (NYSE: ED), one of the nation's largest investor-owned energy companies, with approximately $13 billion in annual revenues and $28 billion in assets. The utility provides electric, gas and steam service to more than 3 million customers in New York City and Westchester County, New York. For additional financial, operations and customer service information, visit Con Edison's Web site at www.coned.com.

About Comverge:

Comverge is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com.

For Comverge Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance, including projected or anticipated revenues. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with acquiring new participants in the program with Con Edison and realizing electricity demand reduction from such participants; Comverge's business involving our products, their development and distribution, economic and competitive factors; Comverge's key strategic relationships; and other risks more fully described in our most recently filed Quarterly Report on Form 10-Q and other of the company's filings with the Securities and Exchange Commission. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact Comverge

Investor Relations

Michael Picchi

770-696-7660

invest@comverge.com

Media Relations

Comverge, Inc.

Chris Neff

973-947-6064

cneff@comverge.com